Exhibit 99.1

NEWS RELEASE

Cardtronics Names Roger Craig as General Counsel

Michael Keller to retire in July

HOUSTON, June 15, 2016 — Cardtronics, Inc. (Nasdaq:CATM) today announced that Roger Craig has been named as General Counsel and Secretary beginning June 20. Craig replaces Michael Keller, who has announced his retirement. Craig will have responsibility for all legal, corporate governance and compliance matters and report to Steve Rathgaber, chief executive officer. Keller, having served as general counsel since 2001, will assist in a smooth transition and will continue on as an advisor for Cardtronics.

“Mike Keller’s outstanding counsel and valuable contributions over the course of 15 years have helped transform Cardtronics into the global growth company it is today, and we thank him for his dedicated service,” Rathgaber said. “As Mike transitions to his retirement, we are pleased to welcome Roger Craig as our next general counsel. Roger brings key experience in mergers and acquisitions, regulatory and compliance management, as well as general corporate legal management for a publicly traded company. He’s a great addition to our leadership team.”

Craig, 53, joins Cardtronics from Cincinnati-based Axcess Financial Services, Inc., a consumer finance company, where he served as senior vice president, chief legal officer, and chief compliance officer and secretary. Prior to that, for 20 years he served Nationwide Mutual Insurance Company, and affiliated companies, in numerous legal management roles. During this time, he led the initial public offering of Nationwide Financial Services, Inc. in 1997, eventually serving as general counsel and collaborating with senior leadership on several merger and acquisition transactions for the publicly traded company. Craig began his career as an associate with the law firm Crabbe, Brown & James, LLP.

About Cardtronics (NASDAQ: CATM)

Making ATM cash access convenient where people shop, work and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs and the customers they share. Cardtronics provides services to approximately 195,000 ATMs in North America and Europe. Whether Cardtronics is driving foot traffic for North America and Europe’s top retailers, enhancing ATM brand presence for card issuers or expanding card holders’ surcharge-free cash access, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

Contact Information:

Media Relations Nick Pappathopoulos Director — Public Relations 832-308-4396 npappathopoulos@cardtronics.com	Investor Relations Phillip Chin EVP Corporate Development & Investor Relations 832-308-4975 ir@cardtronics.com

Cardtronics is a registered trademark of Cardtronics, Inc.

All other trademarks are the property of their respective owners.

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3250 Briarpark Drive, Suite 400, Houston, TX 77042 | phone 832-308-4000 | www.cardtronics.com